UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2011 (December 29, 2010)

BIOMODA INC.
(Exact Name of Registrant as Specified in its Charter)

New Mexico	333-90738	85-0392345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

609 Broadway NE #215
Albuquerque, NM 87102
(Address of Principal Executive Offices, Including Zip Code)

(505) 821-0875
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2010, the Board of Directors of Biomoda, Inc. (the "Company") elected Maria Zannes as Chief Executive Officer.  Ms. Zannes has been a Director of Biomoda since May 1, 2008, and has served as Chairman of the Board since July 27, 2010.  John Cousins will continue to serve as President and Chief Financial Officer of the Company.

Ms. Zannes, age 55, brings more than 30 years of experience in the government and business arena where she worked in multiple capacities, including federal lobbyist and company president. After serving as president of the Energy Recovery Council, a national waste-to-energy trade group in Washington, D.C., for 10 years, Ms. Zannes returned to her home state of New Mexico in 2005 to consult for private clients in the medical, environmental and energy industries.  She is a research associate with Columbia University Earth Engineering Center and co-founder of two research centers at Columbia.

Ms. Zannes previously held the position of General Manager for ECOS Corporation, a subsidiary of Burlington Environmental in Seattle, Washington.  She was a lobbyist and Project Manager for Wheelabrator Technologies, Inc., a subsidiary of Waste Management.  Ms. Zannes began her career as a journalist before joining the office of Congressman Charles Wilson (D-Texas) where she served as a legislative aide and press secretary.

Ms. Zannes is licensed to practice law in Washington State and New Mexico.   She currently sits on the Board of Directors of “The American Homecoming Foundation,” a charitable organization whose mission is to assist homeless American veterans, and is a Board Member of Standard Alcohol Company of America. Ms. Zannes holds a Juris Doctor from the University of Puget Sound and a Bachelor of Arts from the University of New Mexico.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Biomoda, Inc. on January 4, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 4, 2011                                                                BIOMODA, INC.

By:  /s/  John J. Cousins
John J. Cousins
President